Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SPIN AI INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock,	(1)	457(a)	10,000,000	$0.01	$100,000.00	0.0001381	$13.81

Total Offering Amounts:							$100,000.00		13.81
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$13.81

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Offering Note(s)

(1)	The registration fee is calculated under Section 6(b) of the Securities Act of 1933 at the rate in effect for fiscal year 2026 of $138.10 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of $100,000 is based on 10,000,000 shares of common stock offered at a fixed price of $0.01 per share pursuant to Rule 457(a). The resulting registration fee is $13.81.